                                                                    Exhibit 99.1
                                                                    ------------


                             [TRANSPRO LOGO OMITTED]


                                             FOR: TRANSPRO, INC.
                                             Contact:
                                             Richard A. Wisot
                                             Chief Financial Officer
                                             (203) 401-6452
FOR IMMEDIATE RELEASE
---------------------
                                             Financial Dynamics
                                             Investors: Christine Mohrmann,
                                             Eric Boyriven, Lindsay Hatton
                                             (212) 850-5600


               TRANSPRO, INC. REPORTS SECOND QUARTER 2003 RESULTS


                       - RESULTS EXCEED INTERIM GUIDANCE -
                 - REPORTS NET LOSS OF $0.08 PER DILUTED SHARE -
            - EXPECTS STRONG SECOND HALF YEAR-OVER-YEAR IMPROVEMENT -


NEW HAVEN, CONNECTICUT, July 30, 2003 - Transpro, Inc. (NYSE: TPR) today announced results for the second quarter and six months ended June 30, 2003.

Charles E. Johnson, President and CEO, stated, "As reported earlier, the second quarter presented a number of challenges for Transpro. In response to lower than expected sales and certain program startup issues, we redoubled our cost reduction efforts and focused on the implementation of our strategic initiatives. The net result was that, while our second quarter results were still below our original expectation, we were able to improve on our interim guidance. As we look ahead, as a result of the work done to posture the business, we continue to believe we are well positioned to generate strong year-over-year improvement in the second half of 2003, given reasonable market conditions. The onset of summer weather patterns in late June has led to a recovery in demand for our heat exchanger and air conditioning products as we move into the third quarter, which is traditionally our strongest sales period. We also expect the second half to benefit from the extensive strategic initiatives we have undertaken to reduce seasonality and enhance operational efficiency, as well as the start-up of new programs for our Heavy Duty OEM Business Unit. At the same time, based on our recent experience, we remain cautious regarding marketplace recovery and are managing our resources accordingly."

For the second quarter of 2003, the Company reported net sales of $58.3 million, compared with net sales of $62.5 million a year ago.



                                     -MORE-

TRANSPRO, INC. REPORTS SECOND QUARTER 2003 RESULTS                        PAGE 2



Net sales in the Automotive and Light Truck Group were $43.2 million, compared with $44.9 million in the second quarter of 2002, reflecting actions taken by the Company's Aftermarket customers to reduce inventories and the effect of unusually cool, wet, milder than normal weather conditions, which reduced demand for the Company's products. These factors more than offset the positive contributions of new sales programs introduced since last year and the acquisition of Fedco Automotive Components Company, which together generated revenues of approximately $7 million during the second quarter of 2003.

Net sales in the Heavy Duty Group were $15.1 million, compared with $17.6 million a year ago. As previously announced, the Heavy Duty OEM Unit expected to see lower sales during this period as new customer programs, replacing programs phased out in late 2002, will not be solidly in place until the fourth quarter of 2003. In addition, sales in 2002 benefited from higher volumes reflecting customer purchases in anticipation of heavy truck engine changes caused by new emission regulations, which became effective in the fourth quarter of 2002. Both weather and a weak general industrial market adversely impacted Heavy Duty Aftermarket Unit sales during the period.

For the 2003 second quarter, consolidated gross margin was $9.4 million, or 16.2% of net sales, compared with consolidated gross margin of $13.2 million, or 21.1% of net sales, in the second quarter of 2002. The Company's gross margins for the second quarter of 2003 reflect the lower sales volumes experienced during the period, which resulted in lower absorption of fixed costs, as well as the impact of start-up delays at the Company's new aluminum tube mill operation, which increased tube and radiator core manufacturing costs during the period. Margins for the quarter were also adversely impacted by a new round of price competition in our heat exchanger market driven by the overall soft market conditions. Gross margin in the second quarter 2003 increased sequentially over gross margins of $7.2 million, or 13.6% of revenue, in the prior quarter, in line with expectations.

Selling, general and administrative expenses for the 2003 second quarter were $9.7 million, or 16.6% of net sales, compared to $10.5 million, or 16.8% of net sales, in the year ago period. The decrease in expenses primarily reflects the Company's cost reduction programs and accrual adjustments to reflect current business conditions.

During the second quarter of 2003, the Company recorded $0.5 million in restructuring and special charges. These charges primarily reflect the closure of Transpro's Heavy Duty plant in Phoenix, Arizona, and the Company's branch consolidation activities, in connection with the previously announced completion of its $7.0 million restructuring program. In addition, the Company recorded accrued severance due to headcount reductions taken during the second quarter, which will lower expenses by $1.2 million, annualized, along with costs related to the integration of the Fedco copper/brass heater core production into our existing Mexico facility. In the second quarter of 2002, the Company recorded restructuring charges of $0.1 million.

During the second quarter of 2003, the Company recorded a tax benefit of $1.3 million. This included an adjustment to the effective tax rate to reflect the expected rate at year-end along with an additional $0.7 million of refundable income taxes as a result of filing the Company's 2002 Federal Income Tax return.



                                     -MORE-

TRANSPRO, INC. REPORTS SECOND QUARTER 2003 RESULTS                        PAGE 3


For the 2003 second quarter, Transpro reported a consolidated net loss of $0.5 million or $0.08 per diluted share, compared to consolidated net income of $1.5 million, or $0.21 per diluted share, in the second quarter of last year.

Inventory levels at the end of the second quarter of 2003 were $77.1 million, compared to $71.5 million at the end of the 2003 first quarter and $61.7 million at the end of the second quarter of 2002. Mr. Johnson stated, "Our plans included a reduction of inventory during the second quarter, given reasonable market conditions. The soft market we have experienced has forced us to lengthen our inventory reduction plans and to further cut back our production and purchased product schedules for the remainder of 2003." Inventory levels also reflect a build-up of Temperature Control and Heat Exchanger inventory in advance of expected seasonal demand increases in the second and third quarters of 2003. As noted above, the second quarter sales increases did not occur as anticipated. The Company expects to reduce inventory levels by year-end to approximately the same levels as last year.

Accounts receivable for the second quarter of 2003 were $48.2 million, down $6.0 million compared to the second quarter of 2002 and $6.5 million lower than the fourth quarter of 2002. The reduction in accounts receivable reflects the Company's ongoing efforts to accelerate the collection of certain receivables utilizing a cost effective, customer-sponsored program administered by a financial institution.

For the 2003 second quarter, accounts payable were $34.5 million, versus $27.3 million in the year ago period and $22.6 million at the end of 2002. The increase is the result of the growth in inventory levels in the 2003 second quarter, as well as the Company's efforts to balance payables with the ongoing shift in customer receivables mix toward longer payment cycles.

Mr. Johnson stated, "There is no doubt that we have faced a challenging market in the quarter just passed, as we adapted to the new buying patterns of our customers and were affected by other factors, including the unfavorable weather, the weak economy and our own start-up problems. In the face of these conditions, Transpro has taken, and continues to take, the appropriate actions to adapt to our marketplace and preserve our position as a leading, trusted supplier of products of the highest quality to our customers, always acting in concert with our five Corporate Values. As a part of this activity, we've further reduced our operating expenses and anticipate further improvement in our operating spending ratios to sales in the second half of 2003. While the benefits of these efforts may be masked by the current economic environment, we look forward to realizing their full extent as conditions in our markets begin to improve."

For the 2003 six-month period, net sales were $111.0 million compared to $113.4 million for the first six months of 2002. Automotive and Light Truck Group net sales increased 2.6% to $82.3 million from $80.3 million in the first half of 2002. In the Heavy Duty Group, net sales were $28.7 million for the 2003 six-month period, compared to $33.2 million a year ago, reflecting decreased sales in both the Aftermarket and OEM product lines.

Consolidated gross margin was $16.6 million, or 15.0% of net sales, for the first half of 2003, compared to $23.3 million, or 20.5% of net sales in the same period last year. Selling, general and administrative expenses totaled $20.3 million, or 18.3% of net sales, for the 2003 six-month period, versus $19.6 million, or 17.3% of net sales, in the first six months of 2002.


                                     -MORE-

TRANSPRO, INC. REPORTS SECOND QUARTER 2003 RESULTS                        PAGE 4



For the first half of 2003, the Company reported a consolidated net loss of $4.9 million, or $0.69 per diluted share, compared to consolidated net income of $0.6 million, or $0.09 per diluted share, in the same period a year ago.

Included in the Company's net results for both the 2003 and 2002 six-month periods are restructuring and special charges of $1.0 million and $0.2 million, respectively, related to the previously mentioned restructuring program. In addition, the Company's results for the 2002 six-month period included a tax benefit of $3.8 million, recorded in the 2002 first quarter and a charge of $4.7 million, related to the cumulative effect of the write-off of goodwill as a result of the adoption of FASB Statement No. 142, also recorded in the 2002 first quarter.

Mr. Johnson added, "As we move into the second half of 2003, we believe we are well positioned for improvement in our operating results, consistent with our previous guidance, given reasonable market conditions. We continue to believe that a combination of lower gasoline prices, improved consumer confidence, more typical weather patterns and a return to the traditional increases in miles driven, will drive improved demand for our Automotive and Light Truck products, particularly in the seasonally strong third quarter. In addition, the second half of 2003 will benefit from the Fedco heater products acquisition, as we enter our seasonally strong heater sales period during the third and fourth quarters, providing more seasonal balance to our overall sales pattern. We also expect improved demand within the Heavy Duty Group as a result of renewed orders for radiators and charge air coolers from Kenworth, as well as expanded sales of cooling packages to Cummins Power Generation and other customers. Along with the improvement in revenues, our profitability will benefit from our initiatives to streamline our operations and drive increased in-house production levels, lower overall expenses and improved productivity with the completion of the aluminum tube mill program."

Mr. Johnson concluded, "As opposed to our prior 2003 guidance, where we anticipated improved full year performance over 2002, our second quarter experience, although slightly improved over our guidance, makes us more concerned over potential customer demand in the second half of the year. We are also concerned regarding customer inventory levels, specifically on air conditioning parts, given the short season to date this year. As a result, we have made further cutbacks in our production levels in order to bring our year-end inventory levels into line, which will impact profits. At this point, our full-year range of possibilities includes making a small net profit at the `low end' to a modest improvement over 2002 at the `high end'. Perhaps more important, however, is that we do expect, given an improving market, to generate significant second half improvements in 2003 and enter 2004 with a stronger Company, performing at new, higher levels. Given the challenges we have described, this bodes well for our overall outlook for 2004 and thereafter, as we come to the end of our three-year program, which was designed to build a strong Company for the future."




                                     -MORE-

TRANSPRO, INC. REPORTS SECOND QUARTER 2003 RESULTS                        PAGE 5



TRANSPRO, INC. is a manufacturer and supplier of heating and cooling systems and components for a variety of Aftermarket and OEM automotive, truck and industrial applications.

TRANSPRO, INC.'S STRATEGIC CORPORATE VALUES ARE:
o    Being An Exemplary Corporate Citizen
o    Employing Exceptional People
o    Dedication To World-Class Quality Standards
o    Market Leadership Through Superior Customer Service
o    Commitment to Exceptional Financial Performance

FORWARD-LOOKING STATEMENTS
--------------------------

Statements included in this news release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's Annual Report on Form 10-K contains certain detailed factors that could cause the Company's actual results to materially differ from forward-looking statements made by the Company. In particular, statements relating to the future financial performance of the Company are subject to business conditions and growth in the general economy and automotive and truck business, the impact of competitive products and pricing, changes in customer product mix, failure to obtain new customers or retain old customers or changes in the financial stability of customers, changes in the cost of raw materials, components or finished products and changes in interest rates.


                                - TABLES FOLLOW -

                                 TRANSPRO, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                   (UNAUDITED)


                                                                                THREE MONTHS                    SIX MONTHS
                                                                               ENDED JUNE 30,                 ENDED JUNE 30,
                                                                         ---------------------------    ---------------------------
                                                                            2003           2002            2003           2002
                                                                         ------------   ------------    ------------   ------------
Net sales                                                                   $ 58,302       $ 62,472        $111,002       $113,434
Cost of sales                                                                 48,874         49,269          94,383         90,158
                                                                         ------------   ------------    ------------   ------------
Gross margin                                                                   9,428         13,203          16,619         23,276
Selling, general and administrative expenses                                   9,680         10,496          20,342         19,581
Restructuring and other special charges                                          540            116             958            183
                                                                         ------------   ------------    ------------   ------------
Operating (loss) income                                                         (792)         2,591          (4,681)         3,512
Interest expense                                                               1,063            869           1,912          1,687
                                                                         ------------   ------------    ------------   ------------
(Loss) income before taxes and cumulative effect of
     accounting change                                                        (1,855)         1,722          (6,593)         1,825
Income tax (benefit) provision                                                (1,333)           177          (1,736)        (3,476)
                                                                         ------------   ------------    ------------   ------------
(Loss) income before cumulative effect of accounting
     change                                                                     (522)         1,545          (4,857)         5,301
Cumulative effect of accounting change                                       --              --              --             (4,671)
                                                                         ------------   ------------    ------------   ------------
Net (loss) income                                                           $   (522)      $  1,545        $ (4,857)      $    630
                                                                         ============   ============    ============   ============

Shares outstanding:
    Basic                                                                      7,106          6,982           7,106          6,982
    Diluted                                                                    7,106          7,230           7,106          7,192

(Loss) income per share before cumulative effect of accounting change:
    Basic                                                                   $  (0.08)      $   0.21        $  (0.69)      $   0.75
    Diluted                                                                 $  (0.08)      $   0.21        $  (0.69)      $   0.74

Net (loss) income per share:
    Basic                                                                   $  (0.08)      $   0.21        $  (0.69)      $   0.08
    Diluted                                                                 $  (0.08)      $   0.21        $  (0.69)      $   0.09






                                  Table 1 of 3

                                 TRANSPRO, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                             (UNAUDITED)
                                                            JUNE 30, 2003                   DECEMBER 31, 2002
                                                          -------------------            -------------------------
  Accounts receivable, net                                           $48,193                              $54,724
  Inventories, net                                                    77,051                               64,627
  Other current assets                                                 5,772                                6,458
  Net property, plant and equipment                                   22,691                               26,552
  Other assets                                                         8,513                                8,605
                                                          -------------------            -------------------------
  Total assets                                                      $162,220                             $160,966
                                                          ===================            =========================

  Accounts payable                                                   $34,469                              $22,577
  Accrued liabilities                                                 15,684                               18,096
  Total debt                                                          54,223                               59,596
  Other long-term liabilities                                         14,495                               12,459
  Stockholders' equity                                                43,349                               48,238
                                                          -------------------            -------------------------
  Total liabilities and stockholders' equity                        $162,220                             $160,966
                                                          ===================            =========================








                                  Table 2 of 3

                                 TRANSPRO, INC.
                            SUPPLEMENTARY INFORMATION
                                 (IN THOUSANDS)
                                   (UNAUDITED)



                                                                        THREE MONTHS                        SIX MONTHS
                                                                       ENDED JUNE 30,                     ENDED JUNE 30,
                                                               --------------------------------   --------------------------------
                                                                   2003              2002             2003              2002
                                                               --------------    --------------   --------------    --------------
SEGMENT DATA
Net sales:
Automotive and light truck                                          $ 43,222          $ 44,865         $ 82,318          $ 80,269
Heavy duty                                                            15,080            17,607           28,684            33,165
                                                               --------------    --------------   --------------    --------------
   Total                                                            $ 58,302          $ 62,472         $111,002          $113,434
                                                               ==============    ==============   ==============    ==============


Operating (loss) income:
Automotive and light truck                                          $    855          $  4,294         $    223          $  6,492
Restructuring and other special charges                                 (326)               34             (386)               18
                                                               --------------    --------------   --------------    --------------
   Automotive and light truck total                                      529             4,328             (163)            6,510
                                                               --------------    --------------   --------------    --------------
Heavy duty                                                                (8)               35           (1,358)              113
Restructuring and other special charges                                 (214)             (150)            (572)             (201)
                                                               --------------    --------------   --------------    --------------
   Heavy duty total                                                     (222)             (115)          (1,930)              (88)
                                                               --------------    --------------   --------------    --------------
Corporate expenses                                                    (1,099)           (1,622)          (2,588)           (2,910)
                                                               --------------    --------------   --------------    --------------
   Total                                                            $   (792)         $  2,591         $ (4,681)         $  3,512
                                                               ==============    ==============   ==============    ==============


CAPITAL EXPENDITURES                                                $  1,149          $  2,210         $  1,548          $  3,385
                                                               ==============    ==============   ==============    ==============










                                  Table 3 of 3


                                       END